Exhibit 10.1.3

CAVCO INDUSTRIES, INC. 2023 OMNIBUS EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
(for Non-Employee Directors)
This Restricted Stock Unit Agreement (the “Restricted Stock Unit Agreement”, “RSU Agreement” or “Agreement”) is made and entered into as of _______ (the “Date of Grant”) by and between Cavco Industries, Inc., a Delaware corporation (“Cavco” or the “Company”), and _______ (the “Grantee”), a non-employee director of the Company, pursuant to the Cavco Industries, Inc. 2023 Omnibus Equity Incentive Plan, as amended (the “Plan”). Except as defined herein (or as provided in Exhibit “A” attached hereto), capitalized terms used but not defined in this Agreement shall have the same meanings ascribed to them in the Plan.
1.Grant of Restricted Stock Units; Failure to Timely Accept Award.
On the Date of Grant and subject to the terms of this Agreement and the Plan, the Company grants to the Grantee an Award of _______ Restricted Stock Units (“Restricted Stock Units” or “RSUs”). Each RSU represents the right to receive one share of the Company’s common stock, par value $0.01 per share (“Common Stock”), subject to the terms and conditions set forth in this Agreement and the Plan.
Notwithstanding the foregoing or any other provision set forth herein, this Agreement will automatically terminate and be void and this Award shall automatically be rescinded and withdrawn and be of no force or effect if the Grantee fails to sign this Agreement (or fails to electronically sign and/or acknowledge) and return it to the Company on or before the 30th day after the Date of Grant.
2.Relationship to Plan; Administration; Compliance with Law.
This Award is subject to all of the terms, conditions and provisions of the Plan and the administrative interpretations thereunder, if any, which have been adopted by the Committee from time to time. The Plan and this Award shall in all respects be administered by the Committee (or its designee) in accordance with the terms of and as provided in the Plan. The Committee (or its designee) shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Committee (or its designee) with respect thereto and to this Agreement shall be final and binding upon the Grantee and the Company. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.
Consistent with the Plan, the issuance and settlement of Common Stock in connection with the Restricted Stock Units shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or settled unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

3.Vesting; Forfeiture.
Subject to the other conditions in this Agreement and the Plan and the Grantee’s continued service, the Restricted Stock Units shall fully vest and the restrictions on the Restricted Stock Units will lapse on the earlier to occur of: (a) the 12 month anniversary of the Date of Grant; and (b) the Company’s next Annual Meeting of Shareholders following the Date of Grant, provided, that, the Restricted Stock Units will immediately vest upon the Grantee’s death, Disability, or Change of Control (each such date a “Vesting Date”). If the Grantee’s service terminates for any other reason before all of his or her Restricted Stock Units have vested, the Grantee’s unvested Restricted Stock Units shall be automatically forfeited upon such termination of service and the Company shall not have any further obligations to the Grantee under this Agreement.
4.Payment.
(a) General. Subject to Section 4(b), below, within 10 days of the applicable Vesting Date, the Company shall deliver or cause to be delivered to the Grantee shares of Common Stock (including, without limitation, through a book entry credit or electronic delivery of certificates) in respect of the Restricted Stock Units that have vested.
(b) Deferral Election. The Grantee shall be given the opportunity to timely elect, pursuant to a Deferral Election Form provided to the Grantee by the Committee, to receive his or her shares of Common Stock at a date later than the payment date described in Section 4(a), above. As a general rule, the Deferral Election Form must be completed by December 31 of the year prior to the year in which the RSUs are granted to the Director (e.g., if the Date of Grant is a date in July of 2024, the Grantee must complete and deliver to the Company his or her Deferral Election Form by December 31, 2023). The Deferral Election Form will become irrevocable when made and delivered to the Company, and Grantee will not be able to subsequently change the distribution event set forth in the Deferral Election Form unless such change satisfies the subsequent deferral election rules set forth in Section 409A of the Code.
5.Delivery of Shares.
The Company shall not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulations of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the delivery of shares of Common Stock to comply with any such law, rule, regulations or agreement.
6.Notices.
Notice or other communication to the Company with respect to this Award must be made in the following manner, using such forms as the Company may from time to time provide: (a) by electronic means as designated by the Committee; (b) by registered or certified United States mail, postage prepaid, to Cavco Industries, Inc., Attention: Secretary, 3636 N. Central Ave., Suite 1200, Phoenix, Arizona 85012; or (c) by hand delivery or otherwise to Cavco Industries, Inc., Attention: Secretary, 3636 N. Central Ave., Suite 1200, Phoenix, Arizona 85012. Notwithstanding the foregoing, in the event that the address of the Company is changed, any such notice shall instead be made pursuant to the foregoing provisions at the Company’s current address.

Any notices provided for in this Agreement or in the Plan shall be given in writing or by such electronic means, as permitted by the Committee, and shall be deemed effectively delivered or given upon receipt or, in the case of notices delivered by the Company to the Grantee, five days after deposit in the United States mail, postage prepaid, addressed to the Grantee at the address specified at the end of this Agreement or at such other address as the Grantee hereafter designates by written notice to the Company.
7.Assignment of Award.
Except as otherwise permitted by the Committee, the Grantee’s rights under the Plan and this Agreement are personal; no assignment or transfer of the Grantee’s rights under and interest in this Award may be made by the Grantee other than by will, by beneficiary designation, by the laws of descent and distribution or by a qualified domestic relations order; and this Award is payable only to the Grantee during his lifetime, except as otherwise provided in this Agreement. After the death of the Grantee, payment of the Award shall be permitted only to the Grantee’s designated beneficiary or, in the absence of a designated beneficiary and as required by applicable law, the Grantee’s spouse or executor or the personal representative of the Grantee’s estate (or by his assignee, in the event of a permitted assignment) and only to the extent that the Award was payable on the date of the Grantee’s death.
8.Stock Certificates.
Certificates, if any, representing the shares of Common Stock issued pursuant to the Award will bear all legends required by law and necessary or advisable to effectuate the provisions of the Plan and this Award. The Company may place a “stop transfer” order against shares of the Common Stock issued pursuant to this Award until all restrictions and conditions set forth in the Plan or this Agreement and in the legends referred to in this Section 8 have been complied with.
9.Stockholder Rights; No Dividends.
The Grantee shall have no rights of a stockholder with respect to shares of Common Stock subject to the Award unless and until (i) such time as the Award has been paid pursuant to Section 4 above, and (ii) shares of Common Stock have been transferred to the Grantee (including, without limitation, through a book entry credit or electronic delivery of certificates). For the avoidance of doubt, the Grantee shall not be credited with any dividend or dividend equivalents with respect to the Award in the event that, prior to the settlement date, the Company declares a dividend on the shares of Common Stock.
10.Successors and Assigns.
This Agreement shall bind and inure to the benefit of and be enforceable by the Grantee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Grantee may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.
11.Tax Advice.
The Grantee acknowledges that neither the Company nor any of its representatives has provided to the Grantee any tax-related advice with respect to the matters covered by this Agreement.

12.No Service Guaranteed.
This Agreement shall not be construed to confer upon the Grantee any right to continue service with the Company and shall not limit the right of the Company, in its sole and absolute discretion, to terminate the Grantee’s service at any time for any reason.
13.Governing Law.
The Plan and this Agreement and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Act or other securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction. The Company and the Grantee hereby submit to the jurisdiction of the state and federal courts of Arizona with respect to matters relating to the Plan and this Agreement and agree not to raise or assert the defense that such forum is not convenient for such party.
14.Entire Agreement; Amendment; Severability.
This Agreement (including all exhibits attached hereto, which are incorporated herein and made a part hereof for all purposes), together with the Plan and all administrative interpretations thereunder shall constitute the entire agreement between the parties hereto relating to the subject matter hereof. This Agreement cannot be modified, altered, or amended except by an agreement, in writing, signed by both the Company and the Grantee. If any provision of this Agreement, or the application of any such provision to any person or circumstance, is held to be unenforceable or invalid by any court of competent jurisdiction or under any applicable law, the parties hereto shall negotiate an equitable adjustment to the provisions of this Agreement with the view to effecting, to the greatest extent possible, the original purpose and intent of this Agreement, and in any event, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
15.Transfer of Personal Data.
The Grantee authorizes, agrees and unambiguously consents to the transmission by the Company of any personal data information related to this Award for legitimate business purposes (including, without limitation, the administration of this Award and the Plan). This authorization and consent is voluntarily and freely given by the Grantee.
16.Clawback.
Pursuant to Section 6.8 of the Plan, Awards issued under the Plan are subject to potential forfeiture or recovery to the fullest extent called for by law, any applicable listing standard, or any current or future clawback policy that may be adopted by the Company from time to time, including, without limitation, any clawback policy adopted to comply with the final rules issued by the Securities and Exchange Commission and the final listing standards to be adopted by the NASDAQ pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. By accepting this Award, the Grantee consents to the potential forfeiture or recovery of this Award pursuant to applicable law, listing standard, and/or Company clawback policy, and agrees to be bound by and comply with the clawback policy and to return to the Company the full amount required by the clawback policy.

17.Section 409A.
This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code. If the Company concludes that this Agreement is subject to the requirements of Section 409A, neither the time nor the schedule of the payment of the Restricted Stock Units may be accelerated or subject to a further deferral except as permitted pursuant to Section 409A of the Code and the applicable regulations. In addition, if the Company concludes that this Agreement is subject to Section 409A, payment of the Restricted Stock Units may be delayed only in accordance with Section 409A of the Code and the applicable regulations.
To the extent necessary to comply with Section 409A of the Code, the term “termination of employment,” “terminates employment” and/or any similar term means Separation from Service.
Any deferral permitted under Section 4(b) of this Agreement will be administered in a manner that complies with Section 409A of the Code and any deferrals that violate Section 409A of the Code shall be null and void and shall not be given any force or effect.

THE COMPANY:
CAVCO INDUSTRIES, INC.

Date:	By:

	Name:	William C. Boor
	Title:	President and CEO

The Grantee hereby accepts the foregoing Restricted Stock Unit Agreement, subject to the terms and provisions of the Plan and administrative interpretations thereof referred to above.

Date:	GRANTEE:

Grantee’s Address:

EXHIBIT “A”

DEFINITIONS

Disability:

For the purpose of this Agreement, “Disability” shall mean the Grantee has been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. In conjunction with determining Disability for purposes of this Agreement, the Grantee hereby: (i) consents to any such examinations, to be performed by a qualified medical provider selected by the Company and approved by the Grantee (which approval shall not be unreasonably withheld), which are relevant to a determination of whether the Grantee has incurred a Disability; and (ii) agrees to furnish such medical information as may be reasonably requested.